Exhibit 21.1

FOREST OIL CORPORATION

List of Subsidiaries of the Registrant

As of December 31, 2006

State of Incorporation
U.S. Subsidiaries
Forest Alaska Operating LLC	Delaware
Forest Oil Panhandle Resources L.P.	Texas
Forest Oil Permian Corporation	Delaware

Canadian Subsidiary
Canadian Forest Oil Ltd.	Alberta